SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Filed  by  the  Registrant  /x/               Filed  by  a  Party other than the
                                              Registrant  /  /
Check  the  appropriate  box:
/  /     Preliminary  Proxy  Statement

         /  / Confidential, for Use of the Commission Only (as permitted by Rule
              14a-6(e)(2))

        /  x/  Definitive  Proxy  Statement

/  /     Definitive  Additional  Materials

         /  /  Soliciting  Material Pursuant to Section 240.14a-11(c) or Section
               240.14a-12
                              EMERITUS CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------
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

                              EMERITUS CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 23, 2004

To  the  Shareholders  of  Emeritus  Corporation:

The annual meeting of shareholders of Emeritus Corporation will be held in the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Wednesday, June 23, 2004, at 10:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

     1.  To  elect  two  directors  into  Class  II  of  the Board of Directors.

     2.  To  elect  one  director  into  Class  III  of  the Board of Directors.

     3. To ratify the appointment of KPMG LLP as our independent public accountants for fiscal year 2004.

     4. To approve an amendment to the Stock Option Plan for Nonemployee Directors.

     5. To transact such other business as may properly come before the meeting and any adjournments thereof.


The Board of Directors has fixed the close of business on April 16, 2004, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Shareholders are cordially invited to attend the annual meeting in person.


                                   By  Order  of  the  Board  of  Directors

                                  /s/  Daniel R. Baty
                                  --------------------------------------
                                  Daniel  R.  Baty
                                  Chairman  of  the  Board
                                  and  Chief  Executive  Officer

Seattle,  Washington
April  29,  2004

                              EMERITUS CORPORATION

                         3131 ELLIOTT AVENUE, SUITE 500
                           SEATTLE, WASHINGTON  98121

                                 PROXY STATEMENT

This proxy statement, which was first mailed to our shareholders on or about May 11, 2004, is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders to be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Wednesday, June 23, 2004, at 10:00 a.m., local time and any adjournments or postponements of the annual meeting. You may revoke your proxy in writing at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked.

As of April 16, 2004, the record date for the annual meeting, there were 10,555,738 shares of common stock and 35,529 shares of Series B Convertible Preferred Stock (the "Series B Stock") outstanding. Holders of common stock are entitled to one vote for each share. Holders of Series B Stock are entitled to
138.5 votes per share, or an aggregate of 4,920,766 votes. Therefore the total number of votes entitled to be cast at the annual meeting is 15,476,504 votes. Holders of common stock and Series B Stock representing a majority of total votes entitled to be cast, present in person or represented by proxy, will constitute a quorum.

Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting. Shareholders are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of directors will have no impact on the outcome of the election since no vote will have been cast in favor of a nominee. The proposal to ratify the appointment of the accountants will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions from voting on this proposal will have no impact on the outcome since no vote will have been cast for or against the proposal. Broker non-votes will have no effect on either the election of the directors or the approval of the proposal to ratify the appointment of the accountants because broker non-votes will not be considered votes cast at the meeting. However, brokers who hold shares for the accounts of their clients have discretionary authority to vote shares as to which instructions are not given with respect to the election of directors or approval of the proposal to ratify the appointment of accountants.

We will bear the cost of soliciting proxies. Certain of our directors, officers, and regular employees, without additional compensation, will solicit proxies personally or by telephone or facsimile. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

As of the date hereof, we are not aware of any matters to be voted upon at the annual meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying proxy gives discretionary authority to the person named therein to vote the shares in his best judgment if any other matters are properly brought before the annual meeting.

                              ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year by the shareholders. At the annual meeting, two directors will be elected to serve for a term of three years, expiring on the date of the annual meeting of shareholders in 2007. One director will be elected to serve for a term of one year, expiring on the date of the annual meeting of shareholders in 2005. All of the nominees are currently directors. If elected, the nominees will continue in office until a successor has been elected or until resignation or removal in the manner provided by our Bylaws. The names of directors nominated for the terms, as well as the directors whose terms will continue after the annual meeting, are listed below.

Pursuant to a shareholders' agreement dated as of December 10, 1999, we and Mr. Baty have agreed to take all necessary action to elect a number of directors selected by Saratoga Partners IV, L.P. that would constitute not less than the percentage of the entire Board that would equal Saratoga's percentage ownership of our voting securities. Based on a Board of seven directors, Saratoga is entitled to select at least three directors, but has thus far chosen to select only two. Since 1999, Messrs. Niemiec and Durkin have been nominated and elected under this arrangement.

Under the Designation of Rights and Preferences of the Series B Stock, whenever the cash dividends have not been paid to such shareholders for six consecutive quarters, the Series B shareholders may designate one director in addition to the other directors that they are entitled to designate under the shareholders' agreement. As of January 1, 2002, Saratoga became entitled to designate an additional director under the Designation of Rights and Preferences, but thus far has chosen not to do so.

NOMINEES  FOR  ELECTION

CLASS  II  DIRECTORS  (TERMS  TO  EXPIRE  IN  2007)

Raymond R. Brandstrom (age 51), one of Emeritus's founders, has served as a director since its inception in 1993 and as Vice Chairman of the Board from March 1999 to March 2000. From 1993 to March 1999, Mr. Brandstrom also served as Emeritus's President and Chief Operating Officer. In March 2000, Mr. Brandstrom was elected Vice President of Finance, Chief Financial Officer and Secretary of Emeritus. From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc., both of which companies are wholly owned by Mr. Baty and are engaged in developing independent living facilities and providing consulting services for that market. From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company previously affiliated with Mr. Baty that is engaged in the production and sale of table wines.

T. Michael Young (age 59), has been a director of Emeritus since April 2004, when he was appointed to the Board. He is the President and Chief Executive Officer of Metal Supermarkets (Canada), Ltd., a privately-held metal distributor with locations in the United States, Canada, Europe, and the Middle East, and has held this position since December 2002. In October 2003, he was elected to the board of directors of that company. Prior to that, from June 1998 to May 2002, Mr. Young was Chairman of the Board of Transportation Components, Inc., a publicly-held distributor of replacement parts for commercial trucks and trailers, and also served as its President and Chief Executive Officer from June 1998 to May 2001. Mr. Young is a Certified Public Accountant and former partner of Arthur Andersen & Co.

CLASS  III  DIRECTOR  (TERM  TO  EXPIRE  IN  2005)

Bruce L. Busby (age 60), has been a director of Emeritus since April 2004, when he was appointed to the Board. Prior to his retirement, Mr. Busby served as Chairman and Chief Executive Officer of The Hillhaven Corporation prior to its merger with Vencor, Inc. in 1995. Hillhaven was a publicly-held operator of skilled nursing facilities based in Tacoma, Washington, and prior to its merger, it operated 350 facilities in 36 states. During his tenure with Hillhaven, Mr. Busby served as the Chief Executive Officer and as a director beginning in April 1991 and as that company's Chairman of the Board from September 1993 until the merger with Vencor. Mr. Busby, who has been a Certified Public Accountant for over thirty years, has been retired since 1995.

CONTINUING  DIRECTORS

CLASS  III  DIRECTORS  (TERMS  TO  EXPIRE  IN  2005)

Daniel R. Baty (age 60), one of Emeritus's founders, has served as its Chief Executive Officer and as a director since its inception in 1993 and became Chairman of the Board in April 1995. Mr. Baty also has served as the Chairman of the Board of Holiday Retirement Corporation since 1987 and served as its Chief Executive Officer from 1991 through September 1997. Since 1984, Mr. Baty has also served as Chairman of the Board of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the Board of Columbia Pacific Management, Inc.

Charles  P.  Durkin,  Jr.  (age  65), has served as a director of Emeritus since
December 30, 1999. Mr. Durkin is one of the founders of Saratoga Partners, a private equity investment firm. Since Saratoga's formation as an independent entity in September 1998, he has been a Managing Director of Saratoga Management Company LLC, the manager of the Saratoga Partners funds. Prior to that, from September 1997, he was a Managing Director of SBC Warburg Dillon Read, Inc., the successor entity to Dillon, Read & Co., where Mr. Durkin started his investment banking career in 1966 and became a Managing Director in 1974.

CLASS  I  DIRECTORS  (TERMS  TO  EXPIRE  IN  2006)

Patrick R. Carter (age 58), has served as a director of Emeritus since November 1995. From November 1985 until April 1999, Mr. Carter was Chief Executive Officer and Managing Director of Westminster Health Care Holdings, PLC., a publicly held operator of skilled-nursing facilities in the United Kingdom. Mr. Carter is currently Chairman of The Primary Group Ltd., an insurance company based in Bermuda.

David W. Niemiec (age 54), has served as a director of Emeritus since December 30, 1999. From September 1998 to November 2001, Mr. Niemiec was a Managing Director of Saratoga Management Company LLC, the manager of a group of private equity investment funds operated under the name of Saratoga Partners. Currently, he acts as an advisor to the group. Prior to joining the Saratoga Group, he worked at the investment banking firm of Dillon, Read & Co. beginning in 1974 and served as Vice Chairman from 1991 through September 1997, when the firm was acquired by Swiss Bank Corporation. From September 1997 to February 1998, he was Managing Director of the successor firm, SBC Warburg Dillon Read, Inc.

INFORMATION  ON  COMMITTEES  OF  THE  BOARD  OF  DIRECTORS  AND  MEETINGS

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

THE AUDIT COMMITTEE currently consists of Messrs. Carter (Chairman), Busby, and Young, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission ("SEC") and American Stock Exchange Listing standards. The Audit Committee selects and retains the independent auditors to audit the Company's annual financial statements, approves the terms of the engagement of the independent auditor and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement and posted on the Company's website at http://www.emeritus.com/. The Audit Committee's responsibilities also include overseeing (1) the integrity of the Company's financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors resulting therefrom and management's response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditors' qualifications and independence, (4) the performance of the Company's internal and independent auditors, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met five times during 2003.

The Board of Directors has determined that Mr. Young qualifies as an "audit committee financial expert" as defined in Section 401(h) of Regulation S-K promulgated by the SEC and that the other members of the Audit Committee are financially literate and independent in accordance with the requirements of the SEC and the American Stock Exchange.

Messrs. Busby and Young were appointed to the Board and the Audit Committee on April 20, 2004, replacing Messrs. Durkin and Niemiec who would not qualify as "independent" under applicable SEC and American Stock Exchange rules. During 2003, the Audit Committee consisted of Messrs. Carter (Chairman), Durkin and Niemiec.

COMPENSATION COMMITTEE. Our compensation committee is responsible for administering our executive compensation programs including salaries, incentives, and other forms of compensation for directors, officers and making recommendations with respect to such programs to the Board, and our other key employees; administering the 1995 Stock Incentive Compensation Plan; and recommending policies relating to benefit plans to the Board. In April 2004, the Board of Directors adopted a written Compensation Committee Charter. Our compensation committee currently consists of Messrs. Niemiec (Chairman), Carter, and Brandstrom and it held one meeting during 2003.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Board adopted a Nominating and Corporate Governance Committee Charter in April 2004 and intends to appoint three directors to the committee and implement the charter in June 2004. Prior to that time, the entire Board carried out nominating responsibilities. The two new directors appointed in April 2004 and standing for election at the Annual Meeting were identified by members of the Board and their nominations were approved unanimously by the independent directors.

The Nominating and Corporate Governance Committee will be responsible for identifying individuals qualified to become members of the Board, approving and recommending director candidates to the Board, developing and recommending to the Board our corporate governance principles and policies, and monitoring compliance with these principles and policies. All the members of the Nominating and Corporate Governance Committee will be independent directors within the meaning of Section 121(A) of the listing standards of the American Stock Exchange. The Nominating and Corporate Governance Committee's charter is available at our website at http://www.emeritus.com/investors/index.htm.

The Nominating and Corporate Governance Committee charter establishes director selection guidelines (the "Director Selection Guidelines") for guidance in determining and identifying qualification requirements for directors, board composition criteria, and the procedure for the selection of new directors. The Director Selection Guidelines are attached as an annex to our Nominating and Corporate Governance Committee charter, which can be found on our website at http://www.emeritus.com/investors/index.htm. In accordance with the Director Selection Guidelines, the Committee will review the following considerations, among others, in its evaluation of candidates for nomination: personal and professional ethics, training, commitment to fulfill the duties of the Board of Directors, commitment to understanding our business, commitment to engage in activities in our best interests, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience, and other relevant qualifications. A director candidate's ability to devote adequate time to Board of Directors and committee activities is also considered.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Nominating
Committee, c/o our Corporate Secretary, providing the candidate's name, biographical data, and other relevant information outlined in the Director Selection Guidelines. The Committee will review shareholder-recommended nominees based on the same criteria as its own nominees. Shareholders who intend to nominate a director for election at the 2005 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under "Shareholder Proposals." To date, the Company has not received any recommendations from shareholders requesting that the Board consider a candidate for inclusion among the slate of nominees in the Company's proxy statement.

BOARD AND COMMITTEE MEETINGS. During 2003, there were thirteen meetings of the Board of Directors. All board members attended at least 75% of the aggregate number of meetings of the Board of Directors and each committee of which he was a member.

AUDIT  COMMITTEE  REPORT

During 2003, Audit Committee member Patrick Carter was independent as that term is defined in Section 121(A) of the American Stock Exchange's listing standards. The Board determined that Mr. Niemiec was not independent under Section 121(A) because he was employed until November 2001 by Saratoga Management Company LLC, which may be deemed to be an affiliate of Emeritus. Mr. Niemiec continues to be an adviser to Saratoga Management Company LLC. However, the Board did not believe that Mr. Niemiec's past relationship and continuing advisory capacity with Saratoga Partners impaired his independence and believed that his presence on the Audit Committee was in the best interests of the shareholders. Mr. Durkin continued to be a principal of Saratoga Management Company LLC and did not qualify as independent director under the foregoing standards. As indicated above, the Board has found that the current Audit Committee members of Messrs. Busby, Carter, and Young are independent under these standards. On April 19, 2004, the Board of Directors adopted a revised Audit Committee Charter, which is attached as Appendix A to this proxy statement. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2003 with the management of the Company. Additionally, the Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit
Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants' independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2003.

                                           Audit  Committee  (2003)


                                           /s/ Patrick Carter
                                          ----------------------------
                                           Patrick  Carter  (Chairman)
                                           David  W.  Niemiec
                                           Charles  P.  Durkin

DIRECTOR  COMPENSATION

We currently pay our nonemployee directors $500 for each board meeting or committee meeting they attend and reimburse them for all reasonable expenses incurred in connection with their attendance. In September 1995, we established the Emeritus Stock Option Plan for Nonemployee Directors. Under the plan, nonemployee directors receive options to purchase 2,500 shares of our common stock at the time of their initial election or appointment. In addition, each nonemployee director automatically receives an option to purchase 2,000 shares of our common stock immediately following each year's annual meeting of shareholders. All options granted under the plan fully vest on the date of the annual shareholders meeting that follows the date of grant, and expire 10 years after the date of grant, with the exception of the 2,500 options granted at the time of a director's initial election or appointment to the Board, which are vested immediately upon their grant. The exercise price for these options is the fair market value of our common stock on the grant date.

On April 19, 2004, the Board of Directors revised the compensation program for nonemployee directors, to be effective immediately following the Annual Meeting. Nonemployee directors will receive an annual payment of $15,000 and $1,500 for each board meeting or committee meeting they attend. They will continue to be reimbursed for all reasonable expenses incurred in connection with their attendance. In addition, nonemployee directors will receive options to purchase 7,500 shares of our common stock (an increase from 2,000 shares) immediately following each year's annual meeting of shareholders. The options will be granted automatically under the Emeritus Stock Option Plan for Nonemployee Directors, subject to the adoption of the proposed amendment to this plan to be voted on at the Annual Meeting and described later in this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 16, 2004, certain information with respect to the beneficial ownership of our common stock, our subordinated convertible debentures, and preferred stock (on an as-converted basis) by:

     *  each  person  that  we  know  owns  more  than  5%  of the common stock,
     *  each  of  our  directors,
     *  each  current  officer  named  in  the  compensation  tables,  and
     *  all  directors  and  executive  officers  as  a  group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of stock subject to options, convertible debentures or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, convertible debentures or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of Emeritus.

The table presents the beneficial ownership of the subordinated convertible debentures as converted into common stock. In addition, the table presents the beneficial ownership of the preferred stock as converted into common stock. Saratoga Partners IV, L.P. and its affiliates own or control the voting power over 100% of the outstanding Series B preferred stock.

                                                          Shares of Emeritus
                                                             Common Stock
                                                  -------------------------------------
                                                  Amount and Nature
                                                    of Beneficial
Name and Address                                      Ownership       Percent of Class
------------------------------------------------  ------------------  -----------------
Daniel R. Baty(1)(2) . . . . . . . . . . . . . .           5,145,110              44.9%
c/o Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, WA  98121

Raymond R. Brandstrom(3) . . . . . . . . . . . .             559,576               5.2%
c/o Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, WA  98121

Gary S. Becker(4). . . . . . . . . . . . . . . .             108,438               1.0%

Suzette P. McCanless(5)  . . . . . . . . . . . .             104,050                 *

Russell G. Kubik(6). . . . . . . . . . . . . . .              89,001                 *

Patrick Carter(6). . . . . . . . . . . . . . . .              16,500                 *

David W. Niemiec(7). . . . . . . . . . . . . . .              45,792                 *

Charles P. Durkin, Jr.(8). . . . . . . . . . . .           6,158,539              36.8%

Bruce L. Busby(6). . . . . . . . . . . . . . . .               2,500                 *

                                        6

T. Michael Young(6). . . . . . . . . . . . . . .               2,500                 *

B.F., Limited Partnership(9) . . . . . . . . . .           3,674,839              32.6%
3131 Elliott Avenue, Suite 500
Seattle, WA  98121

Saratoga Partners IV, L.P.(10) . . . . . . . . .           6,148,039              36.8%
535 Madison Avenue
New York, NY  10022

All directors and executive officers as a group.          12,346,683              67.5%
(14 persons)(1)(10)(11)

*  Less than 1%
_________________________________________________
(1) Includes 1,294,136 shares held directly and 2,957,550 shares held by B.F., Limited Partnership, of which Columbia-Pacific Group, Inc., a company wholly-owned by Mr. Baty, is the general partner and of which Mr. Baty is a limited partner. In addition, this figure represents approximately 405,926 shares of Common Stock into which certain subordinated debentures held by Columbia Select, L.P., are convertible, and approximately 311,363 shares of Common Stock into which certain subordinated debentures held by Catalina General, L.P., are convertible. B.F., Limited Partnership is the general partner of both such limited partnerships.

(2) Includes options exercisable within 60 days for the purchase of 176,135 shares.

(3) Includes options exercisable within 60 days for the purchase of 202,001 shares.

(4) Includes options exercisable within 60 days for the purchase of 103,501 shares.

(5) Includes options exercisable within 60 days for the purchase of 98,501 shares.

(6) Represents options exercisable within 60 days for the purchase of these shares.

(7) Includes the following: (i) 1,344 shares of Common Stock into which certain subordinated debentures held by Mr. Niemiec are convertible; (ii) 28,115 shares issuable to Mr. Niemiec upon conversion of Series B preferred stock; and (iii) 5,833 shares issuable to Mr. Niemiec upon exercise of warrants (collectively, the "Niemiec Shares"). Saratoga Management Company, LLC, an affiliate of Saratoga Partners, is the attorney-in-fact and agent for the Niemiec Shares; therefore Mr. Niemiec has no voting power over such shares. Mr. Durkin, an Emeritus director, is a principal of Saratoga Management Company, LLC and therefore shares voting power over the Niemiec Shares. This figure also includes options exercisable within 60 days for the purchase of 10,500 shares. Mr. Niemiec, a former principal of Saratoga Partners and its affiliates (See "CERTAIN TRANSACTIONS - Saratoga Transactions."), currently serves as an advisor to Saratoga Partners, and is deemed to have no voting or dispositive powers over the Series B preferred stock, the warrants, and the subordinated debentures currently held by Saratoga Partners and its affiliates.

(8) Includes 4,920,766 shares issuable upon conversion of Series B preferred stock currently held by or voted by Saratoga Partners and its affiliates, of which Mr. Durkin is a principal. (See "CERTAIN TRANSACTIONS - Saratoga Transactions.") Saratoga Partners and its affiliates own or have the power to vote 100% of the outstanding Series B preferred stock, which includes 765,766 shares (as-converted) that represent dividends paid on the Series B preferred stock to date. Mr. Niemiec, a director of Emeritus and former principal of Saratoga, is deemed to have beneficial ownership over some of these shares - See footnote (7) hereof. The

     Series B preferred stock currently votes with the common stock on an as-converted basis, which represents approximately 32% of the voting power of the currently outstanding Emeritus common and preferred stock.

     Also includes the following: (i) options exercisable within 60 days for the purchase of 10,500 shares; (ii) warrants held by or voted by Saratoga Partners and its affiliates currently exercisable to purchase 1,000,000 shares; and (iii) 227,273 shares of Common Stock into which certain subordinated debentures held by or voted by affiliates of Saratoga Partners are convertible. See footnote (7) hereof regarding certain Niemiec Shares included in these calculations. Mr. Durkin may be deemed to have sole dispositive power over some of the above warrants, debentures, and Series B preferred stock, as follows: (a) 13,367 warrants; (b) 3,055 shares of Common Stock into which the subordinated debentures are convertible, and
     (c) 63,156 shares of Common Stock issuable upon conversion of Series B preferred stock.

(9) B.F., Limited Partnership may be deemed to have voting and dispositive power over some of these shares, based upon publicly available information. Of these shares, 2,957,550 are held of record by B.F., Limited Partnership, 405,926 are held of record by Columbia Select, L.P., and 311,363 are held of record by Catalina General, L.P. The shares held by Columbia Select, L.P. and Catalina General, L.P. represent the number of common shares into which certain subordinated debentures are convertible. B.F., Limited Partnership is the general partner of both such limited partnerships.

(10) Includes 1,000,000 common shares that are issuable upon exercise of warrants, 227,273 common shares into which certain subordinated debentures are convertible, and 4,920,766 shares that are issuable upon conversion of Series B preferred stock. The Series B preferred stock currently votes with both the Series A preferred stock and the common stock on an as-converted basis. Mr. Durkin, an Emeritus director, is a principal of Saratoga Partners and its affiliates. Until November 2001, Mr. Niemiec, another Emeritus director, was also a principal of Saratoga Partners and its affiliates.

(11) Includes options exercisable within 60 days for the purchase of 827,309 shares.

EQUITY  COMPENSATION  PLAN  INFORMATION

The following table provides information as of December 31, 2003, regarding Shares that may be issued under equity compensation plans maintained by the Company.






                                                                                       Number of shares remaining    Total of
                           Number of shares to be                                     available for future issuance   shares
                          issued upon exercise of      Weighted-average exercise        under equity compensation   reflected in
                            outstanding options,     price of outstanding options,       plans(excluding shares     columns (a)
                            warrants and rights           warrants and rights           reflected in column (a))(1)    and (c)
                            ----------------------  -------------------------------  ----------------------------  --------------
Plan Category                       (a)                           (b)                              (c)                   (d)
Equity compensation plans
approved by shareholders . .             2,151,443  $                          2.89                       410,008      2,561,451

Equity compensation plans
not approved by shareholders                     -                                -                             -               -
                            ----------------------  -------------------------------  ----------------------------  --------------

Total. . . . . . . . . . . .             2,151,443  $                          2.89                       410,008      2,561,451
                            ======================  ===============================  ============================  ==============

__________________
(1) Represents 224,025 shares available for purchase under the Employee Stock Purchase Plan and 185,983 shares available for grant under the 1995 Stock Incentive Plan, which includes director stock options.

                             EXECUTIVE COMPENSATION

SUMMARY  COMPENSATION  TABLE

The following table presents certain information with respect to compensation we paid with respect to fiscal years ended December 31, 2003, 2002, and 2001, to our Chief Executive Officer and to our other four most highly compensated officers as of December 31, 2003:



                                                                                       Long-Term
                                                       Annual Compensation            Compensation
                                            --------------------------------------       Awards
                                                                      Other Annual     Securities    All Other
                                                            Bonus ($) Compensation     Underlying   Compensation
Name and Principal Position                 Year  Salary($)    (1)     ($)(2)          Options (#)      ($)
--------------------------------            ----  ---------  --------  -----------    -----------  -------------
Daniel R. Baty (3)                           2003        -    250,000       -              50,000               -
     Chairman and Chief                      2002        -          -       -              50,000               -
     Executive Officer                       2001        -          -       -             244,000               -

Raymond R. Brandstrom                        2003  197,783     65,000        6,000         40,000               -
     Vice President of Finance,              2002  191,475     50,000        6,000         40,000               -
     Chief Financial Officer                 2001  185,000     30,000        8,420        162,000               -

Gary S. Becker                               2003  194,750     65,000        6,264         40,000               -
     Senior Vice President,                  2002  181,125     60,000        6,264         40,000               -
     Operations                              2001  175,000     40,000        7,124         63,500               -

Suzette P. McCanless                         2003  187,667     52,600        6,000         35,000               -
     Vice President, Operations              2002  181,125     45,000        6,000         35,000               -
     - Eastern Division                      2001  175,000     30,000        6,824         63,500               -

Russell G. Kubik                             2003  175,223     50,000        6,000         35,000               -
     Vice President, Operations              2002  167,670     45,000        6,000         35,000               -
     - Central Division                      2001  162,000     30,000        6,824         54,000               -


(#) The options granted in 2001 include the effect of an option exchange, which occurred in fiscal year 2001. As a result of this exchange, the options granted prior to 2001 were cancelled.

(1) Represents amounts paid or to be paid with respect to the corresponding fiscal year under the Company's corporate incentive plan.

(2) Consists of amounts paid for parking fees, health club memberships, health insurance, and cellular telephone expense.

(3) From inception through 2002, Mr. Baty did not receive a salary or bonus. In 2003, the Compensation Committee changed this practice.

OPTION  GRANTS  IN  LAST  FISCAL  YEAR

The following table provides additional information regarding options granted during the last fiscal year to each of the executive officers named in the Summary Compensation Table.

                                                                                                 Potential Realizable Value at
                                                                                                   Assumed Annual Rates of
                                                                                                   Stock Price Appreciation
                         Number of Shares       % of Total Options    Exercise of                      for Option Term
                            Underlying               Granted to       Base Price    Expiration     ---------------------------
   Name                 Options Granted (1)    Employees in 2003 (2) ($/share)(3)      Date            5% (4)       10% (4)
---------------------- ---------------------  ---------------------- -------------  ----------     ----------- ---------------
Daniel R. Baty. . . .                 50,000                   9.30%      $  3.95    3/11/2013  $      124,207  $      314,764
Raymond R. Brandstrom                 40,000                   7.50%      $  3.95    3/11/2013  $       99,365  $      251,811
Gary S. Becker. . . .                 40,000                   7.50%      $  3.95    3/11/2013  $       99,365  $      251,811
Suzette P. McCanless.                 35,000                   6.50%      $  3.95    3/11/2013  $       86,945  $      220,335
Russell G. Kubik. . .                 35,000                   6.50%      $  3.95    3/11/2013  $       86,945  $      220,335

__________________
(1) The options have terms of 10 years and vest 33% per year beginning one year from the date of grant. The exercisability of the options may accelerate if certain corporate transactions occur.

(2)  We  granted  536,500  stock  options  to  employees  in  2003.

(3) The option exercise price is equal to the closing price of our common stock on the American Stock Exchange on the date of grant.

(4) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as prescribed by the SEC and are not intended to forecast future price appreciation of the Shares. The gains reflect a future value, based upon the closing price of a Share on the applicable grant date, and assume annual growth at these prescribed rates. Options have value to recipients, including the named executive officers, only if the price of Shares advances beyond the grant date price shown in the table during the option term.

FISCAL  YEAR-END  OPTION  VALUES

None of the following executive officers exercised options during the fiscal year ended December 31, 2003. The following table presents certain information regarding options held as of December 31, 2003, by each of the following executive officers:


                      Number of Shares Underlying     Value of Unexercised
                        Unexercised Options at       In-the-Money Options at
                           December 31, 2003         December 31, 2003 ($)(1)
                       --------------------------  ----------------------------
Name                   Exercisable  Unexercisable  Exercisable   Unexercisable
---------------------  -----------  -------------  ------------  --------------
Daniel R. Baty. . . .      179,318        164,682  $  1,079,840  $    1,352,039
Raymond R. Brandstrom      121,324        120,676  $    728,876  $      990,750
Gary S. Becker. . . .       55,664         87,836  $    328,350  $      721,134
Suzette P. McCanless.       53,997         79,503  $    319,581  $      652,720
Russell G. Kubik. . .       47,664         76,336  $    280,950  $      626,719

__________________

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2003, and the exercise price of the options.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board consists of two nonemployee directors and our Vice President of Finance. The compensation committee is responsible for establishing and administering our executive compensation programs. Our objective is to pay competitively in order to attract quality executive personnel who best meet our needs, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives' financial interests with those of our shareholders.

Executive compensation generally consists of three components: base salary, cash bonuses, and long-term incentive awards. The committee has established each executive's compensation package by considering (a) the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, (b) the experience and contribution levels of the individual executive officer and (c) our financial performance. Companies used as a reference for considering compensation levels include some, but not all, of the companies constituting the peer group in our stock performance graph. The committee also relies upon the recommendations of the chief executive officer in matters related to the individual performance of the other executive officers because the committee believes that the chief executive officer is the most qualified to make this assessment. Base salaries for executive officers generally have been designed to be less than those paid by competitors in the assisted living industry. These lower base salaries have been combined with stock option grants so that a significant portion of the executives' pay is tied to performance of our stock.

Base  Salaries.  In  2003,  base  salaries  were established as described above.

Stock Options. In 2003, we granted stock options to provide a long-term incentive opportunity that is directly linked to shareholder value. Options are granted with an exercise price equal to the market value of the common stock on the date of grant and become exercisable in 33 1/3 % annual increments beginning one year after the date of grant. To encourage stock retention, all options have been granted as incentive stock options to the maximum extent possible under the Internal Revenue Code (the "Code"). Although we have granted stock options to our senior executives in 2003 and prior years, we do not plan to grant any material stock options in 2004. Management and the compensation committee are currently evaluating the effectiveness of stock options and other forms of equity compensation, including restricted stock grants and restricted stock units, in providing incentives as well as the costs and the accounting impact of these various alternatives. The compensation committee believes that this is an opportune time to reassess its long-term incentive compensation in view the expiration of its current stock option plan in 2005 and changing attitudes toward the effectiveness, cost and reporting of employee stock options. Any plan including issuance of common stock as a compensation incentive will require approval by the shareholders.

Annual Incentives. To date, the committee has not established a regular annual incentive or bonus plan for executive officers but awards discretionary cash bonuses based on its review of individual performance and our financial results. All of our named executives were awarded cash bonuses for fiscal year 2003 based on management's report and the committee's assessment of individual performance in 2003.

Our chief executive officer, Mr. Baty, a founder of Emeritus, owns shares (directly and indirectly) and holds exercisable options representing approximately 41% of our common stock. Because of this significant equity stake, Mr. Baty had chosen to receive no base salary in the past. This compensation pattern was established prior to our initial public offering and the committee had continued it through 2002, recognizing that Mr. Baty's principal compensation would be the inherent value of his equity stake. In past years, the committee granted options to Mr. Baty consistent with grants to other executive officers. In 2003, however, the committee and Mr. Baty reconsidered this practice. The committee recognized that Emeritus had grown significantly in size and complexity in the last several years, and that Mr. Baty had made a substantial contribution to progress in stabilizing the business and improving cash flow. The committee of course recognized Mr. Baty's significant investment in Emeritus, as well as his role as a party in a number of transactions having to do with the acquisition, financing and management of Emeritus assisted living communities. These "related party" transactions, which are described in "Certain Transactions", have been considered and approved by a special committee of independent directors. In view of these factors, the committee concluded that Mr. Baty's contribution as Chief Executive Officer should properly be evaluated separately from his ownership position and his other relationships with us and should be consistent with the compensation for chief executive officers of other companies in similar circumstances. Accordingly, in 2003, Mr. Baty was awarded stock options to purchase 50,000 shares at $3.95 per share and a bonus of $250,000. The committee has also established a base salary of $300,000 for 2004 for Mr. Baty. These compensation decisions were made taking into account general compensation levels of other similarly situated companies and the compensation paid to our other senior executives.

Section 162(m) of the Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. Our stock option plans are structured to qualify options as performance-based compensation under Section 162(m). For 2003, the committee does not expect that there will be any nondeductible compensation.



                                       Compensation  Committee  (2003)



                                       /s/  David W. Niemiec
                                       -------------------------------
                                       David  W.  Niemiec  (Chairman)
                                       Patrick  Carter
                                       Raymond  R.  Brandstrom

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

Raymond R. Brandstrom is employed by the Company as its Vice President of Finance.


                             STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on shares of our common stock with the cumulative total return of the AMEX Market Value Index and a peer group selected by us for the period beginning on December 31, 1998, and ending on December 31, 2003, the end of our last fiscal year. In making this comparison, we have assumed an investment of $100 in shares of the Company's common stock, the AMEX Market Value Index, and the peer group, with all dividends reinvested. Stock price performance shown above for the common stock is historical and not necessarily indicative of future price performance.


                               [GRAPHIC OMITED]


                Emeritus       Peer        AMEX
              Corporation     Group       Market
              ------------  ----------  ----------
1998 . . . .        100.00      100.00      100.00
1999 . . . .         61.54       29.61      169.96
2000 . . . .         13.61       27.03      141.55
2001 . . . .         19.98       30.66      122.47
2002 . . . .         51.03       27.61      103.02
2003 . . . .         77.73       43.19      144.90

Given the relative volatility of the assisted living industry, we revise our peer group from time to time to include companies that have entered the assisted living market. As the industry begins to mature and consolidate, we remove certain companies previously included in our peer group as they are acquired or as their focus of services shifts away from the assisted living residences.

The peer group consists of the following five companies: Alterra Healthcare Corporation, formerly denoted as Alternative Living Services, Inc.; American Retirement Corporation; ARV Assisted Living, Inc.; Capital Senior Living; and Sunrise Assisted Living, Inc.

                         CHANGE OF CONTROL ARRANGEMENTS

Option Plan. In the event of (a) the merger or consolidation of Emeritus in which it is not the surviving corporation or pursuant to which shares of common stock are converted into cash, securities, or other property (other than a merger in which holders of common stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger); (b) the sale, lease, exchange, or other transfer of all or substantially all of our assets (other than a transfer to a majority-owned subsidiary); or (c) the approval by the holders of common stock of any plan or proposal for our liquidation or dissolution, each outstanding option under our stock option plan will automatically accelerate so that it will become 100% vested and exercisable immediately before such transaction, except to the extent that options are assumed by the successor corporation. The vesting of such assumed options accelerates at the time an optionee's employment is terminated by us for reasons other than "cause" or by the optionee for "good reason" following a change of control.

                              CERTAIN TRANSACTIONS

EMERITRUST  TRANSACTIONS

Since 1999, we have managed 46 communities under arrangements with several related investor groups that originally involved (i) payment of management fees to us, (ii) options for us to purchase the communities at a price determined by a formula, and (iii) obligations to fund operating losses of certain of the communities. These arrangements were modified significantly in 2003. Because Mr. Baty has financial interests in the entities that own the communities, the transactions were considered and approved by a committee of independent directors.

Emeritrust  I  Communities

The Emeritrust I communities, which consisted of 25 of the 46 communities, were owned by an investor group in which Mr. Baty had financial interests. The acquisition of the communities by the investor group was financed by first mortgage financing of $138.0 million and subordinated debt and equity financing of $30.0 million. A group led by Holiday Retirement Corporation, of which Mr. Baty is the chairman and a principal shareholder, provided approximately $5.1 million of the equity. This group included Holiday as to a 40% interest and Columbia Pacific Master Fund '98 as to a 32% interest, with the remaining 28% interest being held by individual third party investors. Columbia Pacific Master Fund is a limited partnership of which Mr. Baty's family partnership is the general partner and shares in 40% of income and gains after the limited partners of Columbia Pacific Master Fund receive their original investment plus a preferred return.

Under a management agreement, from January 1, 2002 we received a base management fee of 3% of gross revenues and an additional management fee of 4% of gross revenues, payable out of 50% of cash flow, and we were obligated to reimburse the investor group for cash operating losses of the communities. The agreement was to have expired June 30, 2003, but was extended to January 2, 2004. In connection with the extension, we were indemnified against liability under our obligation to fund cash operating losses by the investor group, including Mr. Baty. For the second half of 2003, there were no operating losses covered by this indemnity. During 2003, we received approximately $2.7 million in management fees under this agreement.

Under the management agreement, we had an option to purchase 22 of the 25 Emeritrust I communities and a right of first refusal to purchase the remaining three communities. As a result of amendments to the option agreements in January 2002, the option had to be exercised with respect to all Emeritrust I and Emeritrust II communities (see below) or could not be exercised at all. The option price was equal to the original cost of the communities, plus an amount that would provide the investor group with an 18% rate of return, compounded annually, on their original investment of $30.0 million (less any cash distributions received). The amended option would have expired on

January 2, 2004. On September 30, 2003, in connection with the other Emeritus I and Emeritus II transactions described below, these options were terminated. Based on market conditions and valuations, we believe the option purchase price for these communities exceeded their fair market value at the termination of the options.

Under related agreements, the investor group had the right to require Mr. Baty to purchase between ten and twelve of the Emeritrust I and Emeritrust II communities at prices based on the option price computations described above, depending on the occurrence of any one of the following events: (a) we failed to exercise our option to purchase the communities, (b) we defaulted under the management agreements, (c) Mr. Baty's net worth fell below a certain threshold,
(d) we experienced a change of control or (e) Mr. Baty ceased to be our chief executive officer. Mr. Baty agreed to pledge additional collateral to secure his obligation to purchase the communities under these requirements. As a part of a mortgage restructuring in 2001, Mr. Baty agreed to make additional capital contributions to the investor groups to fund a partial repayment of the mortgage debt of $1.25 million during the first quarter of 2001, with additional $250,000 reductions each quarter thereafter.

In connection with the other Emeritrust I and Emeritrust II transactions described in this section, on September 30, 2003, Mr. Baty entered into an agreement with the Emeritrust I investor group pursuant to which he guaranteed to the investor group (i) on or before September 30, 2005, the repayment of its invested capital together with a 6% rate of return, compounded annually (less any cash distributions received), and (ii) the funding of operating deficits related to the communities. Under these arrangements, Mr. Baty also assumed responsibility for the underlying mortgage debt. Mr. Baty secured these obligations through a pledge of unrelated partnership interests and capital stock in Holiday. The prior agreements under which the investor group could require Mr. Baty to purchase up to 12 communities were terminated.

As a part of these transactions, the investor group agreed to transfer one community to Mr. Baty subject to mortgage financing of $3.2 million, the amount of the underlying financing allocated to this community. Mr. Baty agreed to lease the community to us under a 10-year lease with rental of (i) debt service (including interest and principal) computed on a $4.2 million base amount, the mortgage interest rate, and a 25 year amortization, and (ii) 50% of cash flow (after accounting for assumed management fees and capital expenditures). The base amount represents the original principal amount of mortgage debt allocated to this community before debt reductions funded by Mr. Baty as described above. This transaction has not yet been completed.

Emeritrust  II  Communities

The Emeritrust II communities, which consisted of 21 of the 46 communities, were owned by an investor group in which Mr. Baty had financial interests. The acquisition of the communities by the investor group was financed by first mortgage financing of $99.6 million and subordinated debt and equity financing of $24.6 million. A group led by Holiday provided approximately $4.9 million of the equity. This group included Holiday as to a 40% interest and C.P. '99 as to a 32% interest, with the remaining 28% interest being held by individual third party investors. C.P. '99 Pool was a general partnership, which was comprised of two 50% limited partnerships, the first of which included Mr. Baty's family partnership as its 40% general partner and the other of which included Mr. Baty's family partnership as a 20% general partner.

Under a management agreement, we received a base management fee of 5% of gross revenues and an additional management fee of 2%, payable to the extent that the communities meet certain cash flow standards, and we were obligated to reimburse the investor group for cash operating losses of five of the communities. The agreement was to have expired December 31, 2003. During 2003 (through September
30), we received approximately $2.0 million in management fees under this agreement. There were no cash operating losses during this period.

On September 30, 2003, we acquired the 21 Emeritrust II communities for a cash purchase price of $118.6 million. The purchase price was established to provide the investor group with the repayment of their invested capital together with a 10% return, compounded annually (less any cash distributions received), rather than the 18% rate of return that was the basis for the option prices included in the management agreements. We obtained funds for the transaction through a real estate investment trust with a combination of sale/leaseback and mortgage financing in the aggregate amount of $121.5 million. As part of the purchase price, we also agreed to issue to the Emeritrust II investors warrants to purchase 500,000 shares of our common stock, of which 400,000 shares have been issued. The warrants expire September 30, 2008, and have an exercise price of $7.60 (subject to certain adjustments). We valued these warrants at approximately $1.4 million. As described above, entities affiliated with Mr. Baty were included in the investor group and shared proportionately in the purchase price, including the warrants.

MANAGEMENT  AGREEMENTS  AND  RELATED  TRANSACTIONS

During 2003, we managed 21 assisted living communities owned by eight entities that Mr. Baty controls and in which he and/or his family partnership hold varying financial interests. The agreements under which we manage these communities are summarized below.

     (a) Management agreements, commencing from 1996 through 1998, cover eight communities that are owned by entities in which Mr. Baty holds an indirect 22.2% interest. Of these agreements, five provide for fees equal to the greater of 6% of revenue or $5,000 per month, one for a fee of 6% of revenue, one for a fee of $10,000 per month and one for a fee of 4% or revenue with an additional 2% depending on cash flow. In five cases, agreements extend for indefinite terms, unless terminated for cause, and in three cases, may be terminated on short notice. We have a right of first refusal to purchase these communities. In September 2003, we ceased to manage one community because it was sold by the owner and, in April 2004, we agreed to purchase four other communities in a transaction described below. During 2003, we received $978,000 in management fees under these agreements.

     (b) A management agreement, commencing in 1998 and covering one community owned by an entity in which Mr. Baty holds an indirect 34.9% interest, provides for fees equal to the greater of 6% of revenue or $5,000 per month and extends for an indefinite term, unless terminated for cause. We have a right of first refusal to purchase this community. In September 2003, we ceased to manage this community because it was sold by the owner. During 2003, we received $72,000 in management fees under this agreement.

     (c) Management agreements, commencing from 1999 through 2000, and covering two communities owned by an entity in which Mr. Baty holds an indirect 33.0% interest, provide for fees equal to the greater of 6% of revenue or $5,000 per month and extend for an indefinite term, unless terminated for cause. We have a right of first refusal to purchase one community. In April 2004, we agreed to purchase one of the communities in a transaction described below. During 2003, we received $374,000 in management fees under this agreement.

     (d) A management agreement, commencing in 1999 and covering one community owned by an entity in which Mr. Baty holds an indirect 24.4% interest, provides for of 5% of revenue and extends for an indefinite term, unless terminated for cause. We have a right of first refusal to purchase this community. During 2003, we received $86,000 in management fees under this agreement.

     (e) A management agreement, commencing in 1999 and covering one community owned by a general partnership in which Mr. Baty's family partnership holds a 50% interest, provides for fees equal to the greater of 5% of revenue or $5,000 per month, with an additional 2% depending on cash flow, and extends for consecutive two-year terms, unless terminated by the owner 90 days prior to expiration. In April 2004, we agreed to purchase this community in a transaction described below. During 2003, we received $151,000 in management fees under this agreement.

     (f) Management agreements, commencing in 1999 and 2000, cover five communities that are owned by entities in which Mr. Baty holds an indirect 40% interest. Of these agreements, two provide for fees equal to the greater of 6% of revenue or $5,000 per month, two provide for a fee of 7% of revenue, with a ceiling of $5,000 per month unless certain cash flow requirements are met, and one provides for a fee equal to the greater of 5% or $5,000 per month. Four of the agreements extend for indefinite terms, unless terminated for cause, and one can be terminated on short notice. We have a right of first refusal to purchase four of these communities. In April 2004, we agreed to purchase these five communities in a transaction described below. During 2003, we received $1.15 million in management fees under these agreements.

     (g) A management agreement, commencing January 2002 and covering one community owned by an entity in which Mr. Baty holds an indirect 38.0% interest, provides for fees equal to the greater of 5% of revenue or $5,000 per month and is subject to termination by either party on short notice. During 2003, we received $136,000 in management fees under this agreement.

     (h) Management agreements, commencing January 2002 and covering two communities owned by an entity in which Mr. Baty holds an indirect 19.0% interest, provide for fees equal to the greater of 5% of revenue or $5,000 per month and are subject to termination by either party on short notice. In September 2003, we ceased to manage one community because it was sold by the owner and, in April 2004, we agreed to purchase the other community in a transaction described below. During 2003, we received $226,000 in management fees under these agreements.

On April 1, 2004, we entered into agreements with entities in which Mr. Baty had financial interests pursuant to which we would acquire up to 14 assisted living communities and 10 Alzheimer's communities for an aggregate price of approximately $187 million, financed through lease financing with a real estate investment trust. Of the 14 assisted living communities, 13 were managed by us and are referred to above and one was managed by us as a part of the Horizon Bay communities described below. Mr. Baty's financial interests in these communities are also described elsewhere in this section. If the transactions are completed in full, the entities that Mr. Baty controls and in which he has financial interests will receive approximately $36.7 million in net proceeds from the sale of the communities and Mr. Baty or his family partnership will receive, through loan repayments, partnership distributions and fees, approximately $7.9 million. In conjunction with the transactions, other entities wholly owned by Mr. Baty paid in full outstanding notes held by us in the principal amount of $1,750,000 and accrued interest of $920,362. (see the following paragraph) On April 1, 2004, the acquisition of nine of the 14 communities was completed. The 10 Alzheimer's communities are owned by entities that are not controlled by Mr. Baty but in which entities that he controls have limited financial interests. If the transactions are completed, these entities will receive approximately $4.7 million and Mr. Baty will receive approximately $6,000. On April 1, 2004, the acquisition of eight of the 10 Alzheimer's communities was completed. The acquisition of the remaining six communities is expected to occur in the second quarter of 2004, although there is uncertainty with respect to two of the assisted living communities. The prices paid for these communities were supported by independent appraisals provided to the real estate investment trust and the transactions were considered and approved by a committee of independent directors.

In June 1998, we sold a 295-unit independent and assisted living facility located in Texas to a partnership consisting of Columbia Pacific Master Fund '98, as to a 99% interest and to Mr. Baty personally, as to a 1% limited partnership interest. As a result of the transaction we hold two notes in the aggregate principal amount of $950,000 that mature in 2008 and bear interest at 9% per annum and one demand note in the principal amount of $800,000 that bears interest at 9% per annum. We and the partnership have entered into a management agreement for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. For 2003, we received $198,000 in management fees. At December 31, 2003, accrued interest on the notes was $881,095. These notes and all accrued interest were paid in full in connection with our acquisition of communities from entities in which Mr. Baty had a financial interest, as described above.

In June 1998, we sold a 30% general partnership interest in Cooper George Partners Limited Partnership, a limited partnership in which we formerly held a 50% general partnership interest, to Columbia Pacific Master Fund. Concurrently, Columbia Pacific Master Fund '98 purchased a 19% limited partnership interest from an independent investor who formerly held a 50% limited partnership interest, with an option to purchase the remaining 31%. In July 1999, Columbia Pacific Master Fund '98 exercised its option to purchase the remaining 31% from the independent investor. Our remaining 20% interest was converted to a limited partnership interest. Cooper George Partners owns a 141-unit assisted living community in Washington. The purchase price for the partnership interest was $1.1 million payable in cash. In connection with the purchase, the partnership agreement was modified to provide that profits, losses, and distributions would be shared 80% by Columbia Pacific Master Fund and 20% by us. Also in connection with the transaction, the facility was refinanced through a $9.7 million first mortgage loan from Deutsche Bank, guaranteed by Mr. Baty, and we received a distribution of $580,000 consisting of 20% of the net proceeds of $2.9 million resulting from the refinancing. Cooper George Partners and we have entered into a management agreement for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. For 2003, we earned $174,000 in management fees.

On March 22, 2001, we entered into an agreement with Mr. Baty, which governed operating, accounting, and payment procedures relating to the foregoing entities in which Mr. Baty had a financial interest, including prompt repayment of any balances that are temporarily outstanding as a result of normal operations and interest on average outstanding balances at LIBOR plus 3%. As of December 31, 2003, there were no outstanding balances (net of funds held by us for application to outstanding balances and excluding the notes). As of that date, we were indebted to entities in which Mr. Baty had a financial interest in the amount of $1,215,000.

In April 2002, we entered into agreements to acquire the ownership interest of one community and the leasehold interest of seven communities for the assumption of the mortgage debt relating to the owned community and the lease obligations relating to the leased communities. The eight communities, comprising 617 units in Louisiana and Texas, had been previously operated by Horizon Bay Management L.L.C. In May 2002, we assigned our rights under these agreements to entities wholly owned by Mr. Baty and entered into five-year management agreements expiring April 30, 2007, with the Baty entities providing for a management fee of 5% of gross revenue. As a part of these agreements, we had the right to reacquire the one community and seven leased communities at any time prior to April 30, 2007, by assuming the mortgage debt and lease obligations and paying the Baty entities the amount of any cash investment in the communities, plus 9% per annum. In the original agreements of acquisition with the Baty entities, Horizon Bay agreed to fund operating losses of the communities to the extent of $2.3 million in the first twelve months and $1.1 million in the second twelve months following the closing. Under the management agreements with the Baty entities, we agreed to fund any operating losses in excess of these limits over the five-year management term. In late 2002, the Baty entities and Horizon Bay altered their agreement relating to operating losses whereby (i) Horizon Bay paid the Baty entities $2 million and (ii) the Baty entities waived any further funding by Horizon of operating losses of the communities. This alteration did not change our funding commitment. During 2003, we received management fees of $787,000.

On September 30, 2003, we entered into an agreement to lease the eight Horizon Bay communities. Under the agreement, the Baty entities assigned, and we assumed, the existing leases relating to seven of the facilities. In lieu of acquiring the remaining community, which was owned by a Baty entity subject to mortgage financing, we leased the community for a term of 10 years, with rent equal to the debt service on the mortgage indebtedness (including interest and principal) plus 25% of cash flow (after accounting for assumed management fees and capital expenditures). On April 1, 2004, we acquired this community for approximately $7.0 million and was sold to a real estate investment trust as a part of the acquisition of 14 assisted living communities from entities in which Mr. Baty had a financial interest, as described above. Annual rent relating to the eight communities was estimated at $4.6 million, with annual adjustments based upon changes in the Consumer Price Index. We paid the Baty entities approximately $70,000, which represented their cash investment plus 9% per annum, as provided in the original agreement related to the management of these communities between the Baty entities and us. Although this transaction closed December 31, 2003, the economic and financial terms were effective June 30, 2003. This transaction was considered and approved by a committee of independent directors.

On October 1, 2002, we entered into a lease agreement with Fretus Investors LLC, for 24 assisted living communities in six states containing an aggregate of approximately 1,650 units. Fretus acquired the communities from Marriott Senior Living Services, a subsidiary of Marriott International. Fretus is a private investment joint venture between Fremont Realty Capital, which holds a 65%
stake, and an entity controlled by Mr. Baty and in which he holds a 36% interest, which holds a 35% minority stake. Mr. Baty is guarantor of a portion of the debt and controls the entity that is the administrative member of Fretus. Fretus, in turn, leased the communities to us. We have no obligation with respect to the communities other than our responsibilities under the lease, which includes an option to purchase solely at our discretion. The Fretus lease is for an initial 10-year period with two 5-year extensions and includes an opportunity for us to acquire the communities during the third, fourth, or fifth year and the right under certain circumstances for the lease to be cancelled as to one or more properties upon the payment of a termination fee. The lease is a net lease, with base rental equal to (i) the debt service on the outstanding senior mortgage granted by Fretus, and (ii) an amount necessary to provide a 12% annual return on equity to Fretus. The initial senior mortgage debt is for $45.0 million and interest is accrued at LIBOR plus 3.5%, subject to a floor of 6.25%. The Fretus equity is approximately $24.8 million but may increase as a result of additional capital contributions for specified purposes and will decrease as a result of cash distributions to investors. Based on the initial senior mortgage terms and Fretus equity, current rental would be approximately $500,000 per month. In addition to the base rental, the lease also provides for percentage rental equal to a percentage (ranging from 7% to 8.5%) of gross revenues in excess of a specified threshold commencing with the thirteenth month of the lease. Total rent expense as of December 31, 2003, was approximately $5.8 million.

SARATOGA  TRANSACTIONS

In December 1999, we sold 30,000 shares of our Series B Preferred Stock to Saratoga Partners IV, L.P. and its related investors ("Saratoga") for a purchase price of $1,000 per share and, in August 2000, we issued to Saratoga a seven-year warrant to purchase one million shares of our common stock at an exercise price of $4.30 per share.

The holders of the Series B Stock are entitled to receive quarterly dividends payable in a combination of cash and additional shares of Series B Stock. From issuance to January 1, 2004, the dividend rate was 6% of the stated value of $1,000, of which 2% was payable in cash and 4% is payable in Series B Stock at the rate of one share of Series B Stock for every $1,000 of dividend. After January 1, 2004, the dividend rate became 7%, of which 3% is payable in cash and 4% is payable in Series B Stock. Dividends accumulate, whether or not declared or paid. Prior to January 1, 2007, however, if the cash portion of the dividend is not paid, the cash dividend rate will increase to 7% ("arrearage rate"), until the unpaid cash dividends have been fully paid or until January 1, 2007, whichever first occurs. Emeritus can redeem all of the Series B Stock at $1,000 per share plus unpaid dividends, if the closing price for the common stock on the American Stock Exchange is at least 175% of the then conversion price for 30 consecutive trading days. We have not paid cash dividends since the second quarter of 2000. As a result, we are accruing dividends at the arrearage rate and as of December 31, 2003, accrued and unpaid dividends on the Series B Stock were $8.2 million, of which $2.6 million was accrued during 2003. We have continued to declare and pay dividends payable in additional shares of Series B Stock and, as of December 31, 2003, had issued an aggregate of 4,830 shares, of which 1,357 share were issued in 2003.

Under the shareholders' agreement, Saratoga is entitled to board representation at a percentage of the entire Board of Directors, rounded up to the nearest whole director, that is represented by the voting power of the Series B Stock owned by Saratoga and its related investors. The shareholders' agreement also provides for a minimum of two Saratoga directors. Under this agreement, Saratoga is currently entitled to designate three of seven members of the Board, but thus far has chosen to select only two. Saratoga's right to designate directors terminates if Saratoga has sold more than 50% of its initial investment and its remaining shares represent less than 5% of the outstanding shares of common stock on a fully diluted basis or it is unable to exercise independent control over its shares.

Under the Designation of Rights of Series B Preferred Stock, and included in the shareholders' agreement, whenever the cash dividends have not been paid for six consecutive quarters, Saratoga may designate one director in addition to the other directors that it is entitled to designate under the shareholders' agreement. As of January 1, 2002, Saratoga became entitled to designate an additional director under this arrangement, although it has elected not to do so at this time.

The shareholders' agreement provides that neither Saratoga nor Mr. Baty is permitted to purchase voting securities in excess of a defined limit. That limit for Saratoga and its affiliates is 110% of the number of shares of common stock (assuming conversion of the Series B Stock) owned by Saratoga and its related investors immediately after the completion of the financing, plus the Series B Stock (or underlying common stock) issuable as dividends on the Series B Stock. That limit for Mr. Baty is the greater of 110% of the shares of common stock owned by Mr. Baty as of December 10, 1999, or 100% of the Saratoga ownership described in the preceding sentence. These restrictions will terminate 18 months after the date on which Saratoga and its related investors cease to hold securities representing 5% of the outstanding shares of common stock on a fully diluted basis.

The shareholders' agreement also provides that if Mr. Baty contemplates selling 30% or more of the common stock he owns, Saratoga and its related investors would have the right to participate in the sale on a proportionate basis. Pursuant to an investment agreement, commencing January 1, 2007, (a) the holders of the Series B Stock have the right to elect a number of directors (together with other directors selected pursuant to the Designation of Rights of Series B Preferred Stock included in the shareholders' agreement) that would be one director less than a majority of the Board and (b) we will retain Saratoga Management Company LLC to provide management and advisory services to evaluate our strategy relating to shareholder value, real estate and corporate financing, and other strategic initiatives, at an annual fee of $3.2 million. These rights and obligations will terminate at such time that the Series B Stock is converted or redeemed.

REPURCHASE  OF  SERIES  A  PREFERRED  STOCK

In a two-part transaction that was completed August 28, 2003, we repurchased all the outstanding shares of our Series A Preferred Stock for an aggregate purchase price of $20.5 million. The Series A Preferred Stock had been issued originally in October 1997 for $25.0 million. As a part of the repurchase, the holder of the Series A Preferred Stock waived approximately $10.1 million in accrued and unpaid dividends. As a result of the transaction, we recognized a gain of approximately $14.5 million. Just prior to the repurchase, the Series A Preferred Stock was accruing compounded, cumulative dividends of approximately $3.7 million annually, with mandatory redemption in October 2004 at a price of $25 million plus accrued and unpaid dividends. In completing the repurchase, we avoided these future obligations. In addition, the director representing the holder of the Series A Preferred Stock, David Hamamoto, resigned his position on the Board of Directors.

OTHER  TRANSACTIONS

In December 2003, we invested $7.3 million (representing an 11% ownership interest), net of transaction costs, in a limited liability company that acquired Alterra Healthcare Corporation, a national assisted living company headquartered in Milwaukee, Wisconsin that was the subject of a voluntary Chapter 11 bankruptcy. Alterra operated 304 assisted living communities in 22 states. The purchase price for Alterra was $76 million and the transaction closed on December 4, 2003, following approval by the Bankruptcy Court. The members of the limited liability company consist of an affiliate of Fortress Investment Group LLC, a New York based private equity fund, which is the managing member, an entity controlled by Mr. Baty, and us. Under the limited liability company agreement, distributions are first allocated to Fortress until it receives its original investment of $49 million together with a 15% preferred return, and then are allocated to the three investors in proportion to their percentage interests, as defined in the agreement, which are a 50% interest for Fortress and a 25% interest for each of us and the entity controlled by Mr. Baty.

During 1995, Messrs. Baty and Brandstrom formed Painted Post Partners, a New York general partnership, to facilitate the operation of assisted living communities in the state of New York, a state that generally requires that natural persons be designated as the licensed operators of assisted living communities. We have entered into administrative services agreements with the partnership for the term of the underlying leases. The administrative services agreements provide for fees that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index. In addition, we have agreed to indemnify the partners against losses and, in exchange, the partners have agreed to assign any profits to us. As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event he ceases to be a senior executive of Emeritus, he will transfer his interest in the partnership for a nominal charge to his successor at Emeritus or other person designated by us.

We have entered into noncompetition agreements with Messrs. Baty and Brandstrom. These agreements provide that they will not compete with us, directly or indirectly, in the ownership, operation, or management of assisted living communities anywhere in the United States and Canada during the terms of their employment and for a period of two years following the termination of their employment. The agreements also provide, however, that they may hold (1) up to a 10% limited partnership interest in a partnership engaged in such business,
(2) less than 5% of the outstanding equity securities of a public company engaged in such business, or (3) interests in the New York partnership described above. These agreements do not limit Mr. Baty's current role with Holiday Retirement Corporation. Mr. Baty has agreed, however, that if Holiday operates or manages assisted living communities, other than as a limited component of independent living communities consistent with its current operations, he will not personally be active in the management, operation, or financing of such facilities, nor will he hold any separate ownership or other interest therein.

                   PROPOSAL FOR RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected KPMG LLP (KPMG), independent public accountants, to continue as our independent auditors for the fiscal year ending December 31, 2004. KPMG has audited our accounts since July 28, 1995. The Board of Directors is submitting its selection of KPMG to the shareholders for ratification.

Appointment of the Company's independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Board of Directors has chosen to submit this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Board will reconsider whether to retain KPMG, and may retain that firm or another without resubmitting the matter to the Company's shareholders. Even if the appointment is ratified, the Board of Directors may, in its discretion, direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The following table presents the aggregate fees for professional audit services rendered by KPMG for the audit of the Company's annual financial statements for 2003 and 2002, and fees billed for other services rendered by KPMG.


                          2003      2002
                        --------  --------
Audit fees (1) . . . .  $361,100  $406,500

Audit-related fees (2)    64,400    87,400

Tax fees (3) . . . . .   112,600    93,400

All other fees . . . .         -         -
                        --------  --------
Total. . . . . . . . .  $538,100  $587,300
                        ========  ========


(1) KPMG's aggregate fees billed for the audit of the Company's annual consolidated financial statements, three quarterly reviews on Form 10-Q, and various acquisition audits.

(2) KPMG's aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported as "Audit Fees", including fees for assurance services related to accounting consultations and audits of employee benefit plans and certain partnerships.

(3) KPMG's aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether KPMG's provision of non-audit services is compatible with maintaining the independence of KPMG.

A representative of KPMG is expected to be present at the annual meeting with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.


                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
               RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC
                                   ACCOUNTANTS

          PROPOSAL TO APPROVE AN AMENDMENT TO THE STOCK OPTION PLAN FOR
                              NONEMPLOYEE DIRECTORS

The Board of Directors is seeking shareholder approval of an amendment to our Stock Option Plan for Nonemployee Directors (the "Plan") to increase the number of shares subject to annual stock option grants for nonemployee directors from 2,000 to 7,500.

The number of shares authorized for issuance under the Plan will not increase. However, the Board of Directors believes that increasing the number of shares subject to annual stock options for each nonemployee director is necessary in order to continue to attract and retain qualified directors, especially in light of the increased role of the Board of Directors due to dramatic changes in corporate governance requirements over the past two years.

The following summary of the material terms of the Plan, as amended, is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix B to the proxy statement and incorporated herein by reference. Please refer to Appendix B for more detailed information.

Description  Of  The  Stock  Option  Plan  For  Nonemployee  Directors

Purpose

The purpose of the Plan is to attract and retain the services of experienced and knowledgeable nonemployee directors by providing them the opportunity to acquire a proprietary interest in our business.

Administration

The Plan is administered by our Board of Directors. No nonemployee members of the Board of Directors are eligible to vote on matters materially affecting the rights of such member under the Plan.

Shares  Subject  To  The  Plan

Subject to adjustment as a result of stock splits, stock dividends, and other changes in capitalization, the number of shares of common stock authorized for issuance under the Plan is 150,000. Shares subject to options granted under the Plan that expire or terminate without being exercised in full are available for issuance under the Plan. The closing price of our common stock on April 27, 2004, was $6.90 per share.

Eligibility

Each member of the Board of Directors elected or appointed who is not otherwise one of our employees is eligible to participate in the Plan. As of April 27, 2004, there were five directors eligible to participate in the Plan.

Types  And  Terms  Of  Awards

The Plan permits the grant of non-qualified stock options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The exercise price of stock options under the Plan is the closing price or, if there is no closing price, the mean between the high and the low sales price, of our common stock on the American Stock Exchange on the day the option is granted. Each option granted under the Plan has a ten-year term. Options may be exercised, in whole or in part (provided that no fewer than 100 shares may be exercised), by payment in full of the purchase price in cash, by check, in shares of common stock already owned by the optionee for at least six months (valued at the fair market value at the time of such exercise) or, to the extent permitted by law, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to us the amount of sale proceeds to pay the exercise price.

After the optionee ceases to be a director of the Company for any reason other than death, the optionee will be able to exercise the vested portion of his or her option for three months. However, if the optionee dies, whether during the optionee's service as a director or during the three-month period referred to above, the portion of the option that was vested and exercisable as of the date of termination will expire on the one-year anniversary of the optionee's death.

Automatic  Awards

Each nonemployee director automatically receives a nonqualified stock option to purchase 2,500 shares of common stock immediately following his or her initial election or appointment to the Board of Directors. These stock option grants are fully vested on the date of grant. In addition, each nonemployee director automatically receives a nonqualified stock option to purchase 7,500 shares of common stock immediately following each year's annual meeting of shareholders. These annual grants vest fully on the day immediately prior to the next succeeding annual meeting of shareholders.

                                NEW PLAN BENEFITS

                         Stock Option Plan for Nonemployee Directors

                                                                 Number of Shares Underlying
Name and Position (1)                       Dollar Value (2)          Stock Options (3)
------------------------------------------  -------------------  ----------------------------
Non-Executive Director Group (5   persons)              258,750                        37,500

__________________

(1) Participation in the Plan is limited to nonemployee directors, therefore the named executive officers, executive officers and our other employees are not eligible to participate.

(2) This aggregate dollar value is based on the closing price of our common stock on April 27, 2004, which was $6.90 per share.

(3) Represents only the number of shares subject to stock options that will be granted during the initial year of the Plan, as amended subject to shareholder approval, and assumes that all of the nonemployee director nominees are elected to the Board of Directors.

Nonassignability  Of  Awards

No stock option granted under the Plan may be transferred, assigned, pledged or hypothecated by an optionee, other than by will, by designation of a beneficiary in a manner established by the Plan or by the laws of descent and distribution. Each award may be exercisable during the optionee's lifetime only by the optionee.

Term,  Termination  And  Amendment

The  Plan  will  continue  in effect until terminated by our Board of Directors.
The Board may generally amend, terminate or suspend the Plan at any time, subject to shareholder approval to the extent necessary to comply with Rule 16b-3, stock exchange rules, regulatory requirements or other applicable law or provisions of the Plan. No amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code.

Effect  Of  Liquidation,  Reorganization  Or  Change  In  Control

Upon certain mergers, a consolidation, an acquisition of property or stock, a separation, certain reorganizations or a liquidation of Emeritus, as a result of which our shareholders receive cash, stock or other property in exchange for their shares of common stock, the vesting of all options granted under the Plan will accelerate in full and such options will terminate if not exercised prior to such event. However, if our shareholders receive capital stock of another corporation in exchange for their shares of common stock in any transaction involving a merger, consolidation, acquisition of property or stock, or reorganization of Emeritus, all options granted under the Plan will be converted into options to purchase shares of the other corporation's stock, unless we and the other corporation decide that the options will not be converted, but will instead accelerate and terminate as described in the prior sentence.

U.S.  Federal  Income  Tax  Consequences

The following briefly describes the U.S. federal income tax consequences of the Plan generally applicable to us and to optionees who are U.S. citizens.

Non-Qualified  Stock  Options

An optionee will not recognize taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, an optionee will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When an optionee sells the shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the optionee received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price. Special rules apply if an optionee uses shares already held by the optionee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the optionee.

Tax  Consequences  To  Emeritus

We generally will be entitled to a deduction at the same time and in the same amount as an optionee recognizes ordinary income.


                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
              APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN FOR
                              NONEMPLOYEE DIRECTORS

                                 OTHER BUSINESS

The Board of Directors does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the person named in the accompanying form of proxy will have discretionary authority to vote the proxies held by him in accordance with his judgment as to such matters.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Officers and directors of the Company and persons who own more than ten percent of the Company's stock are required to report to the Securities and Exchange Commission their ownership and changes in ownership of the Company's stock. Regulations of the Commission require us to disclose to our shareholders those filings that were not made on time. Based solely on our review of copies of the reports received by us, or written representations received from reporting persons that no such forms were required to be filed for those persons, we believe that during fiscal year 2003, our officers and directors complied with all applicable filing requirements with the exception of the following reports that were inadvertently filed late with the SEC: (i) Daniel R. Baty filed late a Form 4 on behalf of himself, B.F., Limited Partnership and Columbia-Pacific Group, Inc., general partner of B.F., Limited Partnership, with respect to the purchase of certain subordinated convertible debentures of Emeritus, by two limited partnerships of which B.F., Limited Partnership is the General Partner; and (ii) the following executive officers filed late their Form 4 Statements reporting the grant to them of stock options to purchase shares of Common Stock of Emeritus: Daniel Baty, Raymond Brandstrom, Gary Becker, Suzette McCanless, Russell Kubik, Martin Roffe, Kacy Kang, and Susan Scherr.

                              SHAREHOLDER PROPOSALS

Our bylaws permit shareholders to submit proposals for action at the next annual meeting of shareholders. Shareholders have until December 30, 2004, for actions, other than director nominations, to be included in the proxy statement for consideration at the 2005 annual shareholders meeting. For director nominations, proposals must be received no earlier than February 10, 2005, and no later than March 12, 2005.

Such proposals should be directed to the Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. For a timely submitted shareholder proposal to be included in the proxy statement, it must meet certain requirements of the Securities and Exchange Commission.

                                  ANNUAL REPORT

A copy of our 2003 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, accompanies this proxy statement.


                                      By  Order  of  the  Board  of  Directors

                                      /s/  Daniel R. Baty
                                      ------------------------------------------
                                      Daniel  R  Baty,  Chairman  of  the  Board
                                      and  Chief  Executive  Officer

Seattle,  Washington
April  29,  2004

                                                                      Appendix A

                              EMERITUS CORPORATION

                             AUDIT COMMITTEE CHARTER
PURPOSE  AND  AUTHORITY:

The Audit Committee (the "COMMITTEE") shall assist the Board in oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) the performance of the Company's internal audit function and independent auditors, and (5) compliance with the Company's code of ethics for senior financial officers and compliance with the Company's code of conduct for all Company personnel. The Committee shall have the authority and responsibility to appoint, determine funding for, oversee and, where appropriate, replace the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

As the Committee deems appropriate, it may retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

COMPOSITION:

     INDEPENDENCE

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements established by the Board, the AMEX, and the SEC and any other regulations applicable to the Company from time to time, including regulations limiting Committee member compensation.

     FINANCIAL  LITERACY/EXPERTISE

Each Committee member must, at a minimum, be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. At least one Committee member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and shall be a "financial expert" in accordance with such regulations as may be applicable to the Company from time to time.

     SERVICE  ON  OTHER  PUBLIC  COMPANY  AUDIT  COMMITTEES

No member of the Committee shall serve on more than two audit committees of publicly traded companies other than the Company at the same time such member serves on this Committee, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on this Committee. If a Committee member serves on the audit committees of both a public company and a wholly owned subsidiary of such company, such service shall be counted as service on one audit committee, rather than two.

     APPOINTMENT  AND  REMOVAL  OF  MEMBERS

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. The Board may remove any member from the Committee at any time with or without cause.

DUTIES  AND  RESPONSIBILITIES:

The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

     ENGAGEMENT  OF  INDEPENDENT  AUDITOR

* Select and retain the independent auditor; determine and approve compensation of the independent auditor; resolve disagreements between management and the independent auditor; oversee and evaluate the independent auditor and, where appropriate, replace the independent auditor, with the understanding that the independent auditor shall report directly to and be overseen by the Committee.

* Pre-approve the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide the Company and approve the fees for such services, other than de minimis non-audit services allowed by relevant law. The Committee may pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service; provided that the Committee is informed of each service pre-approved, and that no pre-approval shall be delegated to management. In considering whether to pre-approve any non-audit services, the Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the auditor.

* Ensure that the Committee's approval of any audit services is publicly disclosed pursuant to applicable laws, rules and regulations.

     EVALUATE INDEPENDENT AUDITOR'S QUALIFICATIONS, PERFORMANCE AND INDEPENDENCE

* At least annually, evaluate the independent auditor's qualifications, performance and independence, including that of the lead partner.

* At least annually, obtain and review a report by the independent auditor describing the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues.

* At least annually, obtain and review the letter and written disclosures from the independent auditor consistent with Independence Standards Board Standard No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engage in a dialogue with the auditor with respect to that firm's independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

* Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any other matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

* Ensure that the independent auditor's lead partner and reviewing partner are replaced every five years. Consider, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its shareholders.

     REVIEW  FINANCIAL  STATEMENTS  AND  FINANCIAL  DISCLOSURE

* Meet with management and the independent auditor to review and discuss the annual audited financial statements and quarterly financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the report of the independent auditor thereon and to discuss any off-balance sheet structures and significant issues encountered in the course of the audit work, including any restrictions on the scope of activities, access to required information, significant disagreements with management or the adequacy of internal controls.

* Regularly review with the independent auditor any audit problems or difficulties and management's response, including adjustments noted or proposed by the independent auditor but not taken (as immaterial or otherwise) by management, communications between the audit team and the national office concerning auditing or accounting issues, and any management or internal control letters issued or proposed to be issued by the auditor. Review and discuss with the independent auditor the responsibilities, budget and staffing of any internal audit function of the Company.

* If so determined by the Committee, based on its review and discussion of the audited financial statements with management and the independent auditor, its discussions with the independent auditor regarding the matters required to be discussed by SAS 61, and its discussions regarding the auditor's independence, recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

     PERIODIC  ASSESSMENT OF ACCOUNTING PRACTICES AND POLICIES AND RISK AND RISK
          MANAGEMENT

* Obtain and review timely reports from the independent auditor regarding (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

* Review changes in promulgated accounting and auditing standards that may materially affect the Company's financial reporting practices.

     INTERNAL  AUDIT  REVIEW

* Review the responsibilities, functions and performance of any internal audit function of the Company, including any internal audit plans and budget, and the scope and results of any internal audits.

* Review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. Review any report issued by the Company's independent auditor regarding the Company's internal controls.

* Periodically review with management, any internal audit personnel and the independent auditor the scope and adequacy of the internal accounting controls implemented to comply with the Foreign Corrupt Practices Act ("FCPA").

* Periodically review with management the need for an internal audit function and personnel, and report to the Board regarding the Company's compliance with the recordkeeping provisions of the FCPA and SEC rules.

     PROXY  STATEMENT  REPORT  OF  AUDIT  COMMITTEE

* Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

     HIRING  POLICIES

* Set clear policies for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account, and ensure that such policies comply with any regulations applicable to the Company from time to time.

     ETHICS  COMPLIANCE  AND  COMPLAINT  PROCEDURES

* Develop and monitor compliance with a code of ethics for senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time.

* Develop and monitor compliance with a code of conduct for all Company employees, officers and directors pursuant to and to the extent required by regulations applicable to the Company from time to time.

* Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

* Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     REPORTS  TO  BOARD

* Report regularly to the Board any issues that arise with respect to the quality and integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the internal and independent auditors and the performance of the internal audit function.

* Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee's work.

MEETINGS:

The Committee shall establish a meeting calendar annually, which shall include at least four quarterly meetings for the year. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings. These meetings may be confirmed with the regular Committee Meeting.

The Committee shall meet at least quarterly in separate executive sessions with management, internal audit personnel and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention.

EVALUATION:

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee's performance and make applicable recommendations for improvement.

It is not the responsibility of the Committee to plan or conduct audits or to determine whether the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles.

NOTE: AMEX Rule 120 requires review and approval of all "related party transactions" by the audit committee or "a comparable body of the board of directors." The term "related party transactions" is to be read consistent with SEC Regulation S-K, Item 404. Another committee, such as an independent corporate governance committee, may perform this function.

                                                                      Appendix B

                              EMERITUS CORPORATION

        AMENDED AND RESTATED STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

                              SECTION 1    PURPOSES

The purpose of the Emeritus Corporation Stock Option Plan for Nonemployee Directors (this "Plan") is to attract and retain the services of experienced and knowledgeable nonemployee directors for Emeritus Corporation (the "Company") and to provide added incentive to such directors by providing an opportunity for stock ownership in the Company.

                           SECTION 2    ADMINISTRATION

The administrator of this Plan (the "Plan Administrator") shall be the Board of Directors of the Company (the "Board"). Subject to the terms of this Plan, the Plan Administrator shall have the power to construe the provisions of this Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under this Plan.

                     SECTION 3    SHARES SUBJECT TO THE PLAN

Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Company's common stock (the "Common Stock") for which options may be granted under this Plan is 150,000 as such Common Stock was constituted on the effective date of this Plan (the "Shares"). The Shares shall be shares currently authorized but unissued or subsequently acquired by the Company and shall include shares representing the unexercised portion of any option granted under this Plan which expires or terminates without being exercised in full.

                            SECTION 4    ELIGIBILITY

Each member of the Board elected or appointed who is not otherwise an employee of the Company or any parent or subsidiary corporation (an "Eligible Director").

     4.1  New  Director  Grants

Each member of the Board who is an Eligible Director shall automatically receive a nonqualified stock option to purchase 2,500 Shares immediately following his or her initial election or appointment to the Board (each a "New Director Grant"). New Director Grants shall be fully vested on the date of grant.

     4.2  Annual  Grants

Commencing with the 1997 annual meeting of shareholders, each Eligible Director shall automatically receive a nonqualified stock option to purchase 7,500 Shares immediately following each year's annual meeting of shareholders (each an "Annual Grant"). Annual Grants shall fully vest on the day immediately prior to the next succeeding annual meeting of shareholders.

                  SECTION 5    TERMS AND CONDITIONS OF OPTIONS

Each option granted to an Eligible Director under this Plan and the issuance of Shares thereunder shall be subject to the following terms:

     5.1  Option  Agreement

Each option shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company. Each Agreement shall comply with and be subject to the terms and conditions of this Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Plan Administrator.

     5.2  Option  Exercise  Price

The option exercise price for an option shall be the closing price, or if there is no closing price, the mean between the high and the low sale price of shares of Common Stock on the American Stock Exchange on the day the option is granted or, if no Common Stock was traded on such date, on the next succeeding day on which Common Stock is so traded.

     5.3  Vesting  and  Exercisability

Subject to shareholder approval of the Plan, each Initial Grant and New Director Grant shall be fully vested on the date of grant and each annual grant shall fully vest on the day immediately prior to the first annual shareholders meeting occurring after such Annual Grant.

     5.4  Time  and  Manner  of  Exercise  of  Option

Each option may be exercised in whole or in part at any time and from time to time, subject to shareholder approval of this Plan; provided, however, that no fewer than 100 of the Shares purchasable under the option (or the remaining Shares then purchasable under the option, if less than 100) may be purchased upon any exercise of any option hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

Any option may be exercised by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (a) in cash or by check, (b) in shares of Common Stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (c) to the extent permitted by law, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Company the amount of sale proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

     5.5  Term  of  Options

Each option shall expire ten years from the date of the granting thereof, but shall be subject to earlier termination as follows:

     (a) In the event that an Optionee ceases to be a director of the Company for any reason other than the death of the Optionee, the Optionee's vested options may be exercised by him or her only within three months after the date such Optionee ceases to be a director of the Company.

     (b) In the event of the death of an Optionee, whether during the Optionee's service as a director or during the three-month period referred to in Section 5.5(a), the Optionee's vested options shall be exercisable, and such options shall expire unless exercised within twelve months after the date of the Optionee's death, by the legal representatives or the estate of such Optionee, by any person or persons whom the Optionee shall have designated in writing on forms prescribed by and filed with the Company or, if no such designation has been made, by the person or persons to whom the Optionee's rights have passed by will or the laws of descent and distribution.

     5.6  Transferability

During an Optionee's lifetime, an option may be exercised only by the Optionee. Options granted under this Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution except that, to the extent permitted by applicable law and Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan Administrator may permit an Optionee to designate in writing during the Optionee's lifetime a beneficiary to receive and exercise options in the event of the Optionee's death (as provided in Section 5.5(b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred thereby, contrary to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

     5.7  Participant's  or  Successor's  Rights  as  Shareholder

Neither an Optionee nor the Optionee's successor in interest shall have any rights as a shareholder of the Company with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

     5.8  Limitation  as  to  Directorship

Neither this Plan, nor the granting of an option, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

     5.9  Regulatory  Approval  and  Compliance

The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under this Plan, or record as a holder of record of Shares the name of the individual exercising an option under this Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

             SECTION 6    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     6.1  Recapitalization

The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

     6.2  Effect  of  Liquidation,  Reorganization  or  Change  in  Control

          6.2.1  Cash,  Stock  or  Other  Property  for  Stock

Except as provided in subsection 6.2.2, upon a merger (other than a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, each option shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, reorganization or liquidation to exercise such option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

          6.2.2  Conversion  of  Options  on  Stock  for  Stock  Exchange

If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, or reorganization, all options shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection 6.2.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of shares of the Common Stock receive in such merger, consolidation, acquisition of property or stock, or reorganization.

     6.3  Fractional  Shares

In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

                              SECTION 7    EXPENSES

All costs and expenses of the adoption and administration of this Plan shall be borne by the Company; none of such expenses shall be charged to any Optionee.

                     SECTION 8    COMPLIANCE WITH RULE 16B-3

It is the intention of the Company that this Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Plan participants remain disinterested persons ("Disinterested Persons") for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Disinterested Persons, that provision shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

                     SECTION 9    AMENDMENT AND TERMINATION

The Board may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify this Plan under Rule 16b-3 under Section 16(b) of the Exchange Act, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder; provided further that if required to qualify this Plan under Rule 16b-3, no amendment that would


     (a) materially increase the number of Shares that may be issued under this Plan,

     (b) materially modify the requirements as to eligibility for participation in this Plan,

     (c) materially increase the benefits accruing to participants under this Plan, or

     (d) otherwise require shareholder approval under any applicable law or regulation shall be made without the approval of the Company's shareholders.


                    SECTION 10    EFFECTIVE DATE AND DURATION

This Plan shall be effective on November 20, 1995, the effective date of the Company's registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the Company's initial underwritten public offering. This Plan shall continue in effect until it is terminated by action of the Board or the Company's shareholders, but such termination shall not affect the then-outstanding terms of any options.

                                  [PROXY CARD]
                                    [Front]

                              EMERITUS CORPORATION
   PROXY FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 23, 2004
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Daniel R. Baty, as the proxy with full power of substitution and hereby authorizes him to represent and to vote as designated below all the shares of Common Stock of Emeritus Corporation held of record by the undersigned on April 16, 2004, at the 2004 Annual Meeting of Shareholders to be held at the South Cascade Room of the Harbor Club, Norton
Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, at 10:00 a.m. on Wednesday, June 23, 2004, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

 X IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE X FOLD AND DETACH HERE X








--------------------------------------------------------------------------------
                                 [PROXY CARD]
                                    [Back]

                                                                                       Please  mark




                                                                                       your  votes
                                                                                      as  indicated
                                                                                        in  this
                                                                                        example


                                        FOR all nominees. . .    .  WITHHOLD
                                          Listed below              AUTHORITY
                             . . . . . .(except as marked  .to vote for all nominees
                                         to the contrary)          listed below

1.  ELECTION  OF  DIRECTORS:

   Election of the following nominees to serve as directors in the class indicated and for the term indicated until their successors are elected and qualified:

   CLASS  II  (TERM  EXPIRING  2007): .

   01  Raymond R. Brandstrom . . . . . .

   02  T. Michael Young

   CLASS  III  (TERM  EXPIRING  2005):

   03  Bruce L. Busby
                       -------------------------------------------------
                       (write  the  name(s) of nominee(s) in this space)

Unless  otherwise  directed  all votes will be apportioned equally between those persons  for  whom  authority  is  given  to  vote.


2.  RATIFICATION  OF  THE  APPOINTMENT  OF  KPMG  LLP  AS  THE   . . . . . .   FOR   AGAINST  ABSTAIN
    COMPANY'S  INDEPENDENT  PUBLIC  ACCOUNTANTS  FOR  FISCAL  YEAR 2004



3.  APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN FOR   . . . . .. . . .   FOR   AGAINST  ABSTAIN
    NONEMPLOYEE DIRECTORS





                                                 I  plan  to  attend  the  Annual  Meeting

In their discretion, the proxies are authorized to vote upon such other business
As may properly be brought before the meeting or any adjournment or Postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS
PROXY  WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ALL THE OTHER ITEMS.

The  undersigned  acknowledges  receipt  from the Company prior to the execution
Of  this  Proxy  of  a  Notice  Of  Annual  Meeting  Of Shareholders and a Proxy
Statement dated  May 11, 2004.

Please  sign  below exactly as your name appears on your stock certificate. When
Shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and Associations and give his or her title.

YOUR  VOTE  IS  IMPORTANT.  PROMPT  RETURN  OF  THIS  PROXY  CARD  WILL
HELP  SAVE  THE  EXPENSE  OF  ADDITIONAL  SOLICITATION  EFFORTS.

Signature(s)_______________________________________  Dated___________________, 2004


--------------------------------------------------------------------------------
                        X  FOLD  AND  DETACH HERE X


